Exhibit 107

CALCULATION OF FILING FEE TABLES

Form S-8

Harpoon Therapeutics, Inc.

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	2022 Inducement Plan (Common stock, $0.0001 par value per share)	457(c) and 457(h)	1,000,000(2)	$2.05(3)	$2,050,000.00	.0000927	$190.04

Total Offering Amounts					$2,050,000.00		$190.04

Total Fee Offsets							N/A

Net Fee Due							$190.04

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock that become issuable under the above-named plan by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without receipt of consideration which results in an increase in the number of Harpoon Therapeutics, Inc.’s (the “Registrant”) outstanding shares of common stock, par value $0.0001 per share (the “Common Stock”).

(2)

Represents shares of the Registrant’s Common Stock reserved for issuance pursuant to stock awards that may be granted under the Harpoon Therapeutics, Inc. 2022 Inducement Plan as inducement grants under Nasdaq Listing Rule 5635(c)(4).

(3)

Estimated pursuant to Rule 457(c) and Rule 457(h) solely for the purpose of calculating the registration fee on the basis of $2.05 per share, which is the average of the high and low prices of the Common Stock as reported on The Nasdaq Global Select Market on August 3, 2022, rounded up to the nearest cent.